                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12
                          BRAUN'S FASHIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          BRAUN'S FASHIONS CORPORATION

                             2400 XENIUM LANE NORTH
                            PLYMOUTH, MINNESOTA 55441
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JULY 26, 2000
                               ------------------
To the Shareholders:

         Notice is hereby given that the Annual Meeting of Shareholders of Braun's Fashions Corporation (the "Company") will be held at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota on Wednesday, July 26, 2000 at 2:00 p.m. Central Time for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

         1. To elect two Class 3 directors to serve on the Board of Directors for a term of three years, and to ratify the appointment of one Class 1 director and one Class 2 director;

         2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's capital stock from 15,000,000 to 30,000,000;

         3. To approve an amendment to the Company's Certificate of Incorporation to change the name of the Company from Braun's Fashions Corporation to Christopher & Banks Corporation.

         4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 3, 2001; and

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on May 26, 2000, are entitled to notice of and to vote at the meeting or any adjournment thereof.

         Your attention is directed to the accompanying Proxy Statement for the text of the matters to be proposed at the meeting and further information regarding each proposal to be made.

         SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

                                              By Order of the Board of Directors


                                              William J. Prange
                                              Chairman of the Board

June 9, 2000
Minneapolis, Minnesota

                          BRAUN'S FASHIONS CORPORATION

                             2400 XENIUM LANE NORTH
                            PLYMOUTH, MINNESOTA 55441

                                  -------------
                                 PROXY STATEMENT
                                  -------------

                 ANNUAL MEETING OF SHAREHOLDERS - JULY 26, 2000

                       INFORMATION CONCERNING SOLICITATION
                                   AND VOTING

         This Proxy Statement is furnished by the Board of Directors of Braun's Fashions Corporation (the "Company") in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held on Wednesday, July 26, 2000, at 2:00 p.m. Central Time, at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota, and at all adjournments thereof for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. ANY PROXY IN WHICH NO DIRECTION IS SPECIFIED WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS TO BE CONSIDERED. This Proxy Statement and the Notice of Meeting and Proxy are being mailed to shareholders on or about June 9, 2000.

         The close of business on May 26, 2000 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. At that date, the Company's outstanding voting securities consisted of 6,803,385 shares of common stock, par value $.01 per share (the "Common Stock"). On all matters which will come before the Meeting, each shareholder or his proxy will be entitled to one vote for each share of Common Stock of which such shareholder was the holder of record on the record date. The aggregate number of votes cast by all shareholders present in person or by proxy at the Meeting will be used to determine whether a motion is carried. Thus, an abstention from voting on a matter by a shareholder, while included for purposes of calculating a quorum for the Meeting, has no effect on the item on which the shareholder abstained from voting. In addition, although broker "non-votes" will be counted for purposes of attaining a quorum, they will have no effect on the vote. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which include the election of directors, but not on non-routine matters.

         Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to its use by (i) delivering to the principal office of the Company a written notice of revocation, (ii) filing with the Company a duly executed Proxy bearing a later date or (iii) attending the Meeting and voting in person.

         The costs of this solicitation will be borne by the Company. The Company will request brokerage houses and other nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of the Company's Common Stock. The Company will reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 19, 2000: (i) by each of the executive officers included in the Summary Compensation Table set forth under the caption "Executive Compensation;" (ii) by each director; (iii) by all directors and executive officers of the Company as a group; and (iv) by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock.


                                               NUMBER OF SHARES                    PERCENT OF SHARES
     NAME                                      BENEFICIALLY OWNED                  BENEFICIALLY OWNED
     ----                                      ------------------                  ------------------
OFFICERS AND DIRECTORS
----------------------
William J. Prange                                    196,500 (1)                           2.8
Joseph E. Pennington                                  94,001 (2)                           1.4
Ralph C. Neal                                         74,499 (3)                           1.1
Kathryn R. Gangstee                                   42,300 (4)                             *
Andrew K. Moller                                      55,800 (5)                             *
Nicholas H. Cook                                      50,400                                 *
Marc C. Ostrow                                       125,500 (6)(7)                        1.8
James J. Fuld, Jr.                                    93,670 (7)(8)                        1.4
Donald D. Beeler                                      37,500 (9)                             *
Larry C. Barenbaum                                    43,000 (7)                             *
Anne L. Jones                                               0                                *

5% SHAREHOLDERS
---------------
Benson Associates, LLC                               617,750 (10)                          9.1

All directors and executive
officers as group (11 persons)                       813,170 (11)                         11.3

-----------------------------
*Less than 1%

(1)      Includes 196,500 shares issuable pursuant to options granted.
(2)      Includes 68,000 shares issuable pursuant to options granted.
(3)      Includes 34,500 shares issuable pursuant to options granted.
(4)      Includes 42,300 shares issuable pursuant to options granted.
(5)      Includes 10,500 shares issuable pursuant to options granted.
(6) Mr. Ostrow's address is c/o Pennwood Capital Corporation, 477 Madison Avenue, New York, New York 10022.
(7)      Includes 15,000 shares issuable pursuant to options granted.
(8) Mr. Fuld's address is c/o James J. Fuld, Jr. Corp., 605 Third Avenue, Suite 3500, New York, New York 10158.
(9)      Includes 17,500 shares issuable pursuant to options granted.
(10) The address of Benson Associates, LLC is 111 S.W. Fifth Avenue, Suite 2130, Portland, Oregon 97204.
(11) This figure includes outstanding shares and options described in the preceding footnotes.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

GENERAL

         The Company's Certificate of Incorporation provides that the Board of Directors be divided into three classes of directors of as nearly equal size as possible. The Company's Bylaws further provide that the total number of directors will be determined exclusively by the Board of Directors. Directors are elected for a term of three years and the terms are staggered. William J. Prange and James J. Fuld, Jr. are the directors in the class whose term expires at the Meeting. Management and the Board of Directors have nominated and recommended that William J. Prange and James J. Fuld, Jr. be reelected as Class 3 directors, to hold office until the 2003 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. Management and the Board of Directors further recommend that the shareholders ratify the appointment of Anne L. Jones as a Class 1 director to hold office until the 2001 Annual Meeting of Shareholders and until her successor is duly elected and qualified. Further, management and the Board of Directors recommends that the shareholders ratify the appointment of Joseph E. Pennington as a Class 2 director to hold office until the 2002 Annual Meeting of Shareholders and until his successor is duly elected and qualified. All of the nominees are members of the Board of Directors of the Company and have served in that capacity since originally elected or designated as indicated below.

         There is no family relationship among the nominees or between any nominee and any of the Company's other directors.

VOTING INFORMATION

         Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Prange and Fuld and to ratify the appointment of Ms. Jones and Mr. Pennington. The affirmative vote of the majority of shares of Common Stock present and entitled to vote at the Meeting is necessary to elect each nominee. A shareholder submitting a Proxy may vote for all or any of the nominees for election to the Board of Directors or may withhold his or her vote from all or any of such nominees. IF A SUBMITTED PROXY IS PROPERLY SIGNED BUT UNMARKED IN RESPECT OF THE ELECTION OF DIRECTORS, IT IS INTENDED THAT THE PROXY AGENTS NAMED IN THE PROXY WILL VOTE THE SHARES REPRESENTED THEREBY FOR THE ELECTION OF ALL OF THE NOMINEES. All of the nominees have agreed to serve the Company as a director if elected. However, should any nominee become unwilling or unable to serve if elected, the Proxy Agents named in the Proxy will exercise their voting power in favor of such other person as the Board of Directors of the Company may recommend. The Company's Certificate of Incorporation prohibits cumulative voting and requires that each director be elected by a majority of the voting power of the shares represented and voted at the Meeting.

         The table below gives certain information concerning the nominees and other directors:


                                                                                                            DIRECTOR
NAME                                    AGE    NOMINEE OR CONTINUING DIRECTOR IN TERM                        SINCE
----                                    ---    --------------------------------------                       -------
William J. Prange (3)...............    46     Director; nominee with term expiring in 2000                   1998

James J. Fuld, Jr.(1)...............    52     Director; nominee with term expiring in 2000                   1986

Anne L. Jones ......................    54     Director; nominee with term expiring in 2001                   2000

Nicholas H. Cook....................    59     Director with term expiring in 2001                            1987

Marc C. Ostrow(2)...................    54     Director with term expiring in 2001                            1986

Joseph E. Pennington ...............    54     Director; nominee with term expiring in 2002                   1999

Larry C. Barenbaum(1)(2)(3).........    53     Director with term expiring in 2002                            1992

Donald D. Beeler(1)(2)..............    64     Director with term expiring in 2002                            1992

-------------------
(1)      Member of Compensation Committee
(2)      Member of Audit Committee
(3)      Member of Nominating Committee

NOMINEES AND DIRECTORS

CLASS 3 NOMINEES

         WILLIAM J. PRANGE has served the Company as Chairman since September 1999. From March 1998 through August 1999, he was President and Chief Executive Officer. He has served as a director of the Company since September 1998. From July 1997 through February 1998, Mr. Prange was President and Chief Merchandising Officer and from April 1995 through June 1997, he was Senior Vice President and General Merchandising Manager of the Company. From April 1994 through March 1995, Mr. Prange served as Vice President and General Merchandising Manager of the Company. From 1989 to 1994, he was President and General Merchandise Manager of American Specialty Stores (dba the id). From 1987 to 1989, he was Vice President and General Merchandise Manager of American Specialty Stores. From 1985 to 1987, Mr. Prange was Vice President and General Merchandise Manager of Prange Department Stores.

         JAMES J. FULD, JR. has served as a director of the Company since 1986. From November 1986 to December 1990, he served as Secretary of the Company. Since December 1979, Mr. Fuld has been the Chairman, President and sole shareholder of James J. Fuld, Jr. Corp., a private financial and management consulting firm.

CLASS 1 NOMINEE

         ANNE L. JONES has served as a director of the Company since January 2000. From 1979 to the present, Ms. Jones has served as Chief Executive Officer of Jones Consulting Group, Inc., an organizational development consulting firm. Prior thereto, Ms. Jones served in various sales and product development capacities with IBM. Ms. Jones also serves on the Board of Directors of Goodhue County National Bank and River Region Health Care Systems, both of Red Wing, Minnesota.

CLASS 1 DIRECTORS

         NICHOLAS H. COOK has been a director since October 1987. Mr. Cook was Chairman of the Board from 1992 through August 1999 and Chief Executive Officer from December 1990 through February 1998. From December 1990 to June 1994, he also served as the Company's President and from February 1987 to December 1990, he was a Vice President. Mr. Cook retired from the Company in August 1999.

         MARC C. OSTROW has served as a director of the Company since 1986. From November 1986 until November 1991, Mr. Ostrow served as Chairman of the Board of the Company, and from 1992 until April 1999, Mr. Ostrow served as Chairman of the Company's Compensation Committee. Since 1979, Mr. Ostrow has been Chairman and Chief Executive Officer of Pennwood Capital Corporation, a private investment and strategic management firm. Mr. Ostrow also serves as Vice Chairman and Treasurer of Global Wireless Holdings, Inc., a wireless data communications company he co-founded in 1997, which focuses on emerging markets in Latin America and Asia.

CLASS 2 NOMINEE

         JOSEPH E. PENNINGTON has served as director, President and Chief Operating Officer of the Company since September 1999. From March 1998 through August 1999, Mr. Pennington was Executive Vice President and Chief Operating Officer. Mr. Pennington was a Vice President of the Company from February 1997 through February 1998. From April 1996 through January 1997, Mr. Pennington was self-employed, providing consulting services to retail companies including the Company. Mr. Pennington was President and Chief Executive Officer of American Specialty Corp., d/b/a the id, from June 1994 through March 1996. From January 1990 through May 1994, he was a Vice President of the id. From 1976 through 1989, Mr. Pennington held various positions with Foxmoor Stores, including Vice President from 1984 through 1989.

CLASS 2 DIRECTORS

         LARRY C. BARENBAUM has served as a director of the Company since March 1992. Since November 1991, Mr. Barenbaum has engaged in investment activities and has provided consulting services to various companies in the specialty retail and services industries. From 1986 to November 1991, Mr. Barenbaum was President and Chief Executive Officer of Lawrence Jewelry Company, a fashion, wholesale jewelry distribution company he founded in 1970. Mr. Barenbaum also served as President of ACII Corp., a distributor of fashion accessories, which filed under Chapter 7 of the United States Bankruptcy Code on December 26, 1996. Mr. Barenbaum also serves on the Board of Directors of Signal Bank, United Community Bancshares Holding Company and Park National Bank.

         DONALD D. BEELER has served as a director of the Company since March 1992. From 1986 to October, 1999, Mr. Beeler was Chairman and Chief Executive Officer of Snyder's Drug Stores, Inc. ("Snyder's"), a Minneapolis-based retailer which operated a chain of 56 stores. In addition, Snyder's operated a wholesale program, by contract, which supplied over 800 independent retailers in the United States. In October, 1999, Snyder's was sold to Katz Enterprises, Inc. and Mr. Beeler retired.

         The Company operated its business as debtor-in-possession under Chapter 11 of the United States Bankruptcy Code from July 1996 until December 1996, when the Company's Plan of Reorganization was approved by creditors and shareholders and was confirmed by the Bankruptcy Court. All of the nominees and directors served as directors of the Company during this period, with the exception of Messrs. Prange and Pennington and Ms. Jones.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the fiscal year ended February 26, 2000, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he served.

         The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee was comprised of Messrs. Beeler (Chair), Ostrow and Barenbaum and held two meetings during the last fiscal year.

         The Compensation Committee determines the compensation for executive officers of the Company and establishes the Company's compensation policies and practices. The Compensation Committee also grants stock options to employees of the Company, including officers who are not directors of the Company, pursuant to the Company's Stock Option Plan. The Compensation Committee was comprised of Messrs. Fuld (Chair), Barenbaum and Beeler and held three meetings during the last fiscal year.

         The Nominating Committee identifies and presents qualified persons for election and re-election to the Board of Directors. The committee does not intend to consider nominees recommended by shareholders. The Nominating Committee is comprised of Messrs. Prange and Barenbaum and held one meeting during the last fiscal year.

COMPENSATION OF DIRECTORS

         In fiscal 2000, the Company compensated directors who are not employed by the Company $12,000 per year, payable quarterly, plus expenses. Committee members also received $1,000 per year for serving on a committee and committee chairpersons received $2,000 per year.

1998 DIRECTOR STOCK OPTION PLAN

         Effective April 8, 1998, the Company established the 1998 Director Stock Option Plan (the "1998 Director Plan"), which provides for the issuance by the Company of a maximum of 150,000 shares of Common Stock to non-employee directors upon the exercise of options.

         The 1998 Director Plan provides for the automatic grant of non-qualified options to purchase 7,500 shares of Common Stock, at an exercise price equal to the fair market value of the shares, in the month following each annual meeting of shareholders, to each non-employee director. The 1998 Director Plan is administered by the Compensation Committee. Unless previously terminated by or with the approval of the Board of Directors, the 1998 Director Plan will terminate on April 8, 2008. Options which expire, or are cancelled or terminated without having been exercised, may be regranted to other non-employee directors under the 1998 Director Plan.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Securities Act") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "Commission") and The NASDAQ Stock Market. Such officers, directors and ten percent shareholders are also required by the Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or representation from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during the fiscal year ended February 26, 2000, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions and recommendations regarding the compensation of the Company's executives are made by a three member Compensation Committee (the "Committee") composed entirely of non-employee directors. The Committee has responsibility to review, establish and change compensation programs for the Company's officers to most accurately reflect the current needs of the Company and best measure and reward the performances of its executives. The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended February 26, 2000.

TO THE BOARD OF DIRECTORS:

COMPENSATION PHILOSOPHY

         The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder value by achieving strategic Company goals. The Committee attempts to balance short and long-term considerations in appropriately rewarding individuals who are responsible for the Company's profitability, growth and enhancement of shareholder value. Compensation for executive officers consists of: (i) base salary, (ii) an annual cash incentive award, and (iii) a long-term incentive, through a stock option plan. The Committee strongly believes that management's compensation should be structured to emphasize the relationship between pay and performance by placing a portion of compensation at risk and subject to the achievement of financial goals and objectives. Additionally, such qualitative factors as leadership skills, planning initiatives, technical skills, and employee development have been deemed to be important factors to take into account in considering levels of compensation.

COMPONENTS OF COMPENSATION

         BASE COMPENSATION - It is the Company's policy to pay competitive base compensation to its executive officers, as measured against the norms for similar positions in companies of similar size and characteristics. The Committee annually reviews and, if appropriate, adjusts executive officers' salaries based on an evaluation of each officer's performance as well as the performance of the Company as a whole. In making individual base salary recommendations, the Committee considers the executive's sustained performance against his or her individual job responsibilities including, where appropriate, the impact of such performance on the business results of the Company, as well as the executive's experience, management and leadership ability and potential for advancement, his or her compensation history and the Company's performance.

         CASH INCENTIVE AWARDS - To encourage performance and to provide a direct link with executive compensation, the Company pays annual cash bonuses in accordance with the Braun's Management Bonus Plan (the "Plan"). Under the Plan, bonuses are primarily based on the Company's performance as measured against the Company's business plan and increased earnings. Annual pre-tax, pre-bonus earnings targets are set by the Committee based on the Company's pre-tax, pre-bonus earnings budget. Actual annual incentive payments are based upon a pre-bonus, pre-tax earnings performance formula. The Committee may also make discretionary bonuses based on individual achievement.

         LONG-TERM INCENTIVE COMPENSATION - The Committee believes that granting stock options to executive officers and key employees provides an incentive for them to make decisions which are in the long-term best interest of the Company. In determining stock option grants, the Committee considers the executive's current option program; his or her contribution to the Company's performance and anticipated future contributions toward meeting the Company's long-term strategic goals; and competitive industry practice.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

         The base salary of William J. Prange, the Company's Chairman and Chief Executive Officer, under his employment agreement was $350,000 in fiscal 2000. In accordance with the Company's bonus plan, Mr. Prange received a bonus of $727,829 last year. Although the Committee did not award Mr. Prange options to purchase shares of Common Stock in fiscal 2000, the Committee believes Mr. Prange has received option grants in prior years which provide a substantial incentive and further align his interest with those of the shareholders.

May 19, 2000                              Members of the Compensation Committee

                                          James J. Fuld, Jr., Chairman
                                          Larry C. Barenbaum
                                          Donald D. Beeler

SUMMARY COMPENSATION TABLE

         The following table sets forth, the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

                                            SUMMARY COMPENSATION TABLE


=============================================================================================================================

                                               ANNUAL COMPENSATION                       LONG-TERM
                           ---------------------------------------------------------   COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------

                                                                                           AWARDS            ALL OTHER
                                                                       OTHER ANNUAL        ------           COMPENSATION
         NAME AND           FISCAL       SALARY          BONUS         COMPENSATION        OPTIONS          ------------
    PRINCIPAL POSITION       YEAR          ($)           ($)(1)           ($)(2)           (#)(3)              ($)(4)
-----------------------------------------------------------------------------------------------------------------------------
William J. Prange          2000             339,583         727,829         --                  0              20,705
Chairman and Chief         1999             300,000         171,133         --            150,000              14,736
Executive Officer          1998             203,333         121,794         --             15,000               6,341
---------------------------------------------------------------------------------------------------------------------
Joseph E.                  2000             214,583         558,002         --                  0               7,704
Pennington                 1999             175,000         114,089         --             82,500               4,268
President and Chief        1998             141,667          76,121         --             37,500                   0
Operating Officer
---------------------------------------------------------------------------------------------------------------------
Ralph C. Neal              2000             193,750         485,219         --                  0               5,508
Executive Vice             1999             175,000         114,089         --             67,500               3,050
President of               1998             156,667          76,121         --             37,500                 600
Store Operations
---------------------------------------------------------------------------------------------------------------------
Kathryn R. Gangstee        2000             125,000         225,600         --                  0               2,902
Senior Vice President      1999             125,000          45,635         --             22,500               1,948
and General                1998             100,000          22,050         --             22,500               1,500
Merchandising
Manager
---------------------------------------------------------------------------------------------------------------------
Andrew K. Moller           2000             116,667         266,871         --             37,500               2,246
Senior Vice President      1999              85,000          45,635         --             22,500               1,650
and Chief Financial        1998              60,000          25,000         --             15,000                 900
Officer
=============================================================================================================================


(1)      Reflects bonus earned during the fiscal year.

(2) "Other Annual Compensation" includes the following, to the extent that the aggregate amount thereof exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for the individual: personal benefits received by the named individuals and amounts reimbursed the individuals during the year for payment of taxes.

(3) On December 14, 1999, the Company effected a 3-for-2 stock split. The option award amounts above reflect the effect of the stock split.

(4) "All Other Compensation" includes the following amounts contributed by the Company during the fiscal year under the Company's Retirement Savings Plan for each of the named officers: $3,600, $2,000, and $2,375 for Mr. Prange in 2000, 1999 and 1998, respectively, $3,600 and $2,000, for Mr. Pennington for 2000 and 1999, respectively, $3,600, $2,000 and $600 for Mr. Neal in 2000, 1999 and 1998, respectively, $2,902, $1,948 and $1,500 for Ms. Gangstee for 1999, 1998 and 1997, respectively, and $2,246, $1,650 and $900 for Mr. Moller in 2000, 1999 and 1998,
         respectively. Life insurance premiums were paid on behalf of each named executive officer in the amount of $17,105 for Mr. Prange, $4,104 for Mr. Pennington and $1,908 for Mr. Neal in 2000, $12,736 for Mr. Prange, $2,268 for Mr. Pennington and $1,050 for Mr. Neal in 1999, and $3,966 for Mr. Prange in 1998.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

         The following table provides information on option grants in fiscal 2000 to the named executive officers:


                                                    Individual Grants

                                                                                                 Potential Realizable
                                                    % of                                           Value at Assumed
                                                    Total                                        Annual Rates of Stock
                                                   Options/                                     Price Appreciation for
                                    Options/        SARs           Exercise                         Option Term (2)
                                     SARs         Granted to       or Base                     --------------------------
                                    Granted       Employees         Price         Expiration
             Name                     (#)         in Fiscal       ($/sh) (1)         Date            5%          10%
                                                   Year (1)
-------------------------------------------------------------------------------------------------------------------------
William  J. Prange                    --              --              --              --             --           --

Joseph E. Pennington                  --              --              --              --             --           --

Ralph C. Neal                         --              --              --              --             --           --

Kathryn R. Gangstee                   --              --              --              --             --           --

Andrew K. Moller                    37,500          21.6%           9.0833         6-17-09        $214,015     $542,546


(1) The Company granted 174,000 options to employees during fiscal 2000. On December 14, 1999, the Company effected a 3-for-2 stock split. The option grant amount and share price above reflect the effect of the stock split.

(2) The dollar amounts under these columns are the result of calculations at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders commensurably.

         The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, the year-end value of unexercised options.

           OPTION EXERCISES AND VALUE OF OPTIONS AT END OF FISCAL 2000


                                                              NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                                                               OPTIONS AT END OF                IN-THE-MONEY OPTIONS
                                SHARES                           FISCAL 2000 (#)               AT END OF FISCAL 2000 (2)
                                ACQUIRED                         ---------------               -------------------------
                                   ON         VALUE
NAME                            EXERCISE     REALIZED       EXERCISABLE    UNEXERCISABLE     EXERCISABLE        UNEXERCISABLE
----                           ----------    --------       -----------    -------------     -----------        -------------
                                  (#)         ($)(1)
-----------------------------------------------------------------------------------------------------------------------------
William J. Prange                  0           N/A          142,250              150,250      $1,587,208           $1,242,792
Joseph E. Pennington             25,001      194,587         44,000               88,500        $365,230             $681,751
Ralph C. Neal                      0           N/A           53,499               76,500        $529,551             $593,250
Kathryn R. Gangstee                0           N/A           30,300               28,500        $305,813             $227,625
Andrew K. Moller                 16,400       95,319           0                  61,500              $0             $391,750
-----------------------------------------------------------------------------------------------------------------------------

(1) Calculated based on the closing price of the Company's Common Stock on the exercise date less the exercise price.

(2) Calculated based on the closing price of the Company's Common Stock on February 25, 2000.

EMPLOYMENT AND OTHER AGREEMENTS

         In March 1998, the Company entered into three-year employment agreements with Messrs. Prange, Pennington and Neal. In March 2000, the Company entered into new three-year employment agreements with Messrs. Prange and Pennington. On January 1, 2000, the Company entered into a two-year employment agreement with Tammy Leomazzi Boyd.

         The foregoing Employment Agreements provide that each executive is entitled to certain severance benefits in the event that their employment is terminated by the Company "without cause" or by such executive following a "change of control" (both as defined in the Employment Agreements). With respect to Messrs. Prange and Pennington, the executive would receive his salary for the longer of (i) the remaining term of the Employment Agreement or (ii) one year from notice of termination, less any cash compensation earned by the executive by other reemployment during the period. With respect to Mr. Neal and Ms. Boyd, the executive would receive his or her salary for one year following notice of termination, less any cash compensation earned by the executive by other reemployment during the period. Each of the Employment Agreements contains a covenant not to compete with the Company for (i) the period during which they receive severance benefits in the event of their termination by the Company "without cause" or at their election upon a "change of control," and (ii) a period of one year in the event of their termination for any other reason. The Employment Agreements also provide for the immediate vesting of unvested stock options in the event of a change of control.

         On March 1, 2000, the Company entered into an Executive Severance Agreement with Respect to Change of Control with Andrew Moller. This Agreement provides that Mr. Moller is entitled to his salary for one year following a "change of control" (as defined in the Agreement) and immediate vesting of unvested stock options.

MANAGEMENT BONUS PLAN

         Under the Braun's Management Bonus Plan (the "Bonus Plan") certain key management employees of the Company, including all executive officers, are eligible to receive annual bonuses. Bonuses under the Bonus Plan are based on a comparison of actual pre-tax, pre-bonus earnings to the Company's targeted pre-tax, pre-bonus earnings as determined on an annual basis by the Compensation Committee. In the event that actual pre-tax earnings are less than or equal to the hurdle rate set by the Compensation Committee at the end of each fiscal year, no bonuses are paid by the Company. In fiscal 2000, Messrs. Prange, Pennington, Neal, Gangstee and Moller earned bonuses of $727,829, $558,002, $485,219, $225,600 and $266,871, respectively.

SECTION 401(k) PLAN

         Effective March 1991, the Company established the Braun's Fashions, Inc. Retirement Savings Plan, a voluntary tax deferred retirement plan qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan"). Pursuant to the 401(k) Plan, eligible employees (employed at the Company for more than one year) may elect to contribute up to 16% of their compensation, subject to limitations under the Internal Revenue Code, to the 401(k) Plan. Effective March 1, 1999, the Company amended the 401(k) Plan to allow for fixed quarterly Company matching contributions of 50% of the first 3% of the participant's pre-tax contributions and 25% of the next 3% of the participant's pre-tax contributions. Matching contributions vest at a rate of 25% per year. Neither employee nor Company contributions to the 401(k) Plan are taxable to the employee until such amounts are distributed to the employee, and Company contributions are tax deductible by the Company at the time of contribution. The Company made a contribution for fiscal 2000 in the amount of $134,708, including $3,600 on behalf of Mr. Prange, Mr. Pennington and Mr. Neal, $2,902 on behalf of Ms. Gangstee and $2,246 on behalf of Mr. Moller.

                          COMPARATIVE STOCK PERFORMANCE

         The graph below compares the cumulative total shareholder return on the Common Stock of the Company since February 25, 1995 to the cumulative total shareholder return over such period of (i) the Nasdaq Stock Market (U.S. Companies) index and (ii) the Nasdaq Retail Trade index. The information contained in this graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

                                    [GRAPH]



                          Braun's Fashions Corporation
                          Comparative Stock Performance
                      Fiscal Year Ended February 26, 2000


    Year-end      Trading
      Date          Date         Braun's        Nasdaq (US)       Nasdaq Retail
   ---------      ---------     --------        -----------       -------------
   02/25/95       02/24/95       100.00           100.00              100.00
   03/02/96       03/01/96        64.29           137.97              116.30
   03/01/97       02/28/97       319.03           166.85              130.89
   02/28/98       02/27/98       411.89           228.06              172.47
   02/27/99       02/26/99       338.11           297.00              178.81
   02/26/00       02/25/00       828.57           589.60              149.18


                                  PROPOSAL TWO
                            APPROVAL OF AMENDMENT TO
                    INCREASE THE NUMBER OF AUTHORIZED SHARES

         Article IV of the Company's Certificate of Incorporation provides that the aggregate number of shares of all classes of stock which the Company shall have authority to issue is Fifteen Million (15,000,000) shares: Fourteen Million (14,000,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock. Upon management's recommendation, the Board of Directors recommends to the shareholders that Article IV of the Company's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock to Twenty-Nine Million (29,000,000) shares, thereby increasing to Thirty Million shares (30,000,000) the aggregate number of shares of all classes of stock which the Company shall have authority to issue. No shareholder of the Company has any preferential, preemptive or other rights of subscription to any shares of the Company allotted or sold or to be allotted or sold, or to any obligations or securities convertible into stock of the Company.

         Of the Fourteen Million (14,000,000) shares of the Company's Common Stock now authorized for issuance, 6,803,385 shares were issued and outstanding as of May 19, 2000, and an additional 1,428,047 shares of Common Stock were reserved for issuance pursuant to the Company's stock option plans and 552,000 shares were held as treasury shares. This leaves the Company with only 5,216,568 authorized but unissued, unreserved, and uncommitted shares of Common Stock, not held as treasury stock, available for issuance. Management and the Board of Directors believe that it is desirable to increase the number of authorized shares of Common Stock available for issuance as recommended to enable the Company to finance its business through issuance and sale of shares of Common Stock, for issuance in respect of stock dividends that may subsequently be declared, for issuance in respect of acquisition opportunities which may subsequently become available (management knows of none as of the date hereof), for issuance in respect of employee stock option plans and for general corporate purposes.

         Accordingly, the Board of Directors recommends adoption by the shareholders of the following amended Article IV of the Certificate of Incorporation.

                                   ARTICLE IV

                           FOURTH: The total number of shares of all classes of
                  Stock that the Corporation shall have authority to issue is thirty million (30,000,000) shares, of which (a) one million (1,000,000) shares shall be undesignated preferred stock having a par value of $.01 per share (the "Preferred Stock"), and (b) twenty-nine million (29,000,000) shares shall be common stock with the par value of $.01 per share (the "Common Stock"). Notwithstanding the foregoing, the Corporation shall not issue nonvoting equity securities, whether in the form of Common Stock or other equity securities.

         The holders of shares of Common Stock shall have one (1) vote for each share of Common Stock held of record on each matter submitted to the holders of shares of Common Stock.

         It should be noted that the additional shares of Common Stock could be used to dilute the percentage stock ownership of persons seeking to obtain control of the Company. In this sense, the proposal to increase the number of authorized shares of Common Stock may have an anti-takeover effect.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO ADOPT THE AMENDMENT TO INCREASE THE NUMBER OF SHARES UNDER THE COMPANY'S CERTIFICATE OF INCORPORATION. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Meeting on this item of business is necessary to approve the proposal. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the proposal. Shares held by persons who abstain from voting on the proposal and broker "non-votes" will not be voted for or against the proposal. Shares held by persons abstaining and broker "non-votes" will be counted in determining whether a quorum is present for the purpose of voting on the proposal.

                                 PROPOSAL THREE
                         APPROVAL OF AMENDMENT TO EFFECT
                           A CORPORATE NAME CHANGE TO
                         CHRISTOPHER & BANKS CORPORATION

         The Company is asking shareholders to vote on a proposal to amend and restate the Company's Certificate of Incorporation in order to change the name of the Company from Brauns Fashions Corporation to Christopher & Banks Corporation.

         The Company desires to change the name of the Company because management believes the name Christopher & Banks more adequately reflects the Company's business operations. The Company has developed the Christopher & Banks private brand over a number of years. The Company's stores presently exclusively feature Christopher & Banks merchandise. Management believes that the Company's success in part is attributable to the recognition and loyalty the Company's customers have to the Christopher & Banks brand. In connection with its expansion plans, the Company opened 33 new Christopher & Banks stores in fiscal 2000. The Company also converted 23 of its existing stores from Brauns to Christopher & Banks. The Company anticipates that approximately 50% of its stores will operate under the name Christopher & Banks by December 2000. By December 2002, management intends to convert substantially all of the remaining stores to the name Christopher & Banks.

         If the proposed name change is adopted, the Company's Common Stock will be traded under the symbol "CHBS."

         Accordingly, the Board of Directors recommends adoption by the shareholders of the following amended Article I of the Certificate of Incorporation.

                                    ARTICLE I

                           FIRST: The name of the corporation is Christopher &
                  Banks Corporation.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND
ARTICLE I OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY NAME TO CHRISTOPHER & BANKS CORPORATION. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Meeting on this item of business is necessary to approve the proposal. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to approve the proposal. Shares held by persons who abstain from voting on the proposal and broker "non-votes" will not be voted for or against the proposal. Shares held by persons abstaining and broker "non-votes" will be counted in determining whether a quorum is present for the purpose of voting on the proposal.

                                  PROPOSAL FOUR
                        RATIFICATION AND APPROVAL OF THE
                       APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors selected the accounting firm of PricewaterhouseCoopers LLP to serve as its independent auditor for the fiscal year ending March 3, 2001. PricewaterhouseCoopers LLP has audited the Company's financial statements since the fiscal year ended March 2, 1991. A proposal to ratify the appointment for the current year will be presented at the Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR. Ratification of the selection requires the affirmative vote by a majority of the shares of Common Stock represented and voted at the Meeting. Shares held by persons who abstain from voting on the proposal and broker "non-votes" will not be voted for or against the proposal. Shares held by persons abstaining and broker "non-votes" will be counted in determining whether a quorum is present for purposes of voting on the proposal. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company at its office located at 2400 Xenium Lane North, Plymouth, Minnesota 55441 on or before January 31, 2001 to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                  OTHER MATTERS

         A copy of the Company's Annual Report on Form 10-K for the year ended February 26, 2000, is included with this Proxy Statement.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. In voting by proxy in regard to the election of the two Class 3 directors to serve until the 2003 Annual Meeting of Shareholders, the election of the one Class 2 director, and the election of one Class 1 director, shareholders may vote in favor of the nominees or withhold their votes as to the nominees or withhold their votes as to specific nominees. With respect to other items to be voted upon, shareholders may vote in favor of the item or against the item or may abstain from voting. Shareholders should specify their choices on the enclosed Proxy. Any Proxy in which no direction is specified will be voted in favor of each of the matters to be considered.

         The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement and is not aware that any other matters will be presented for action at the Meeting. Should any other matters be properly presented, the person named in the enclosed form of Proxy will vote the Proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the Proxy.

                                       By Order of the Board of Directors,

                                       William J. Prange
                                       Chairman of the Board

June  9, 2000

Minneapolis, Minnesota

                           BRAUN'S FASHIONS CORPORATION
                          ANNUAL MEETING OF SHAREHOLDERS
                                   JULY 26, 2000






      BRAUN'S FASHIONS CORPORATION
                                                                           PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints William J. Prange and Andrew K. Moller, and each of them, with full power of substitution as proxies and agents (the "Proxy Agents") in the name of the undersigned, to attend the Annual Meeting of Shareholders of Braun's Fashions Corporation (the "Company") to be held at 2800 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis, Minnesota on Wednesday, July 26, 2000 at 2:00 p.m. Central Time, or any adjournment thereof, and to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows.




                       SEE REVERSE FOR VOTING INSTRUCTIONS.

-----------------------------------------------------------------------------------------------------------------------------------
1. ELECTION OF  CLASS 3 NOMINEES      CLASS 2 NOMINEE          CLASS 1 NOMINEE    / / FOR all             / / WITHHOLD authority
   DIRECTORS:   01 William J. Prange  03 Joseph E. Pennington  04 Anne L. Jones       nominees listed         to vote for all
                02 James J. Fuld, Jr.                                                 (except as marked       nominees listed below
                                                                                      to the contrary).
                                                                                  -------------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)          -------------------------------------------------

                                   V     PLEASE FOLD HERE     V


2. PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF                 / /  For    / /  Against     / /  Abstain
   THE COMPANY'S CAPITAL STOCK TO 30 MILLION SHARES.

3. PROPOSAL TO CHANGE THE COMPANY'S NAME FROM BRAUN'S                      / /  For    / /  Against     / /  Abstain
   FASHIONS CORPORATION TO CHRISTOPHER & BANKS CORPORATION.

4. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE-                            / /  For    / /  Against     / /  Abstain
   WATERHOUSECOOPERS LLP as the Company's independent auditors for the Company's current fiscal year.

5. In their discretion, the Proxy Agents are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1, 2, 3 AND 4.

Receipt of Notice of Annual Meeting of Shareholders, Annual Report on Form 10-K for the year ended February 26, 2000
and Proxy Statement dated June 9, 2000 is hereby acknowledged by the undersigned.        Dated: ________________________, 2000
                                                                                     ---------------------------------------------
Address Change? Mark Box / / Indicate changes below:

                                                                                     ---------------------------------------------

                                                                                     Signature(s) in Box

                                                                                     PLEASE DATE AND SIGN the enclosed proxy
                                                                                     exactly as the name(s) appear herein and
                                                                                     return promptly in the accompanying
                                                                                     envelope. If the shares are held by joint
                                                                                     tenants or as community property, both
                                                                                     shareholders should sign.

-----------------------------------------------------------------------------------------------------------------------------------